Exhibit 99.2

Service Corporation International Announces New Unsecured Credit Agreement

HOUSTON, December 6, 2017 — Service Corporation International (NYSE: SCI) (the “Company”) announced today that it has entered into a $1.675 billion unsecured credit agreement maturing in 2022 providing for a $1 billion revolving credit facility and a $675 million Term Loan A. The Company will use borrowings under these new credit facilities, along with proceeds from an unsecured debt offering, to refinance its existing credit facilities and redeem outstanding notes, and pay related fees and expenses.

Cautionary Statement on Forward-Looking Statements

The statements in this press release that are not historical facts are forward-looking statements. These forward-looking statements have been made in reliance on the “safe harbor” protections provided under the Private Securities Litigation Reform Act of 1995. These statements may be accompanied by words such as “believe,” “estimate,” “project,” “expect,” “anticipate,” or “predict,” that convey the uncertainty of future events or outcomes. These statements are based on assumptions that the Company believes are reasonable; however, many important factors could cause the Company’s actual results in the future to differ materially from the forward-looking statements made herein and in any other documents or oral presentations made by, or on behalf of the Company. There can be no assurance that future dividends will be declared. The actual declaration of future dividends, and the establishment of record and payment dates, is subject to final determination by the Company’s Board of Directors each quarter after its review of the Company’s financial performance. Important factors which could cause actual results to differ materially from those in forward-looking statements include, among others, restrictions on the payment of dividends under existing or future credit agreements or other financing arrangements; changes in tax laws relating to corporate dividends; a determination by the Board of Directors that the declaration of a dividend is not in the best interests of the Company and its shareholders; an increase in the Company’s cash needs or a decrease in available cash; or a deterioration in the Company’s financial condition or results. For further information on these and other risks and uncertainties, see the Company’s Securities and Exchange Commission filings, including its 2016 Annual Report on Form 10-K/A. Copies of this document as well as other SEC filings can be obtained from the website at http://www.sci-corp.com. The Company has no obligation and makes no undertaking to publicly update or revise any forward-looking statements made herein or any other forward-looking statements made by it, whether as a result of new information, future events or otherwise.

About Service Corporation International

Service Corporation International, headquartered in Houston, Texas, is North America’s leading provider of deathcare products and services. At September 30, 2017, it owned and operated 1,509 funeral homes and 476 cemeteries (of which 287 are combination locations) in 45 states, eight Canadian provinces, the District of Columbia, and Puerto Rico. Through its businesses, the Company markets the Dignity Memorial® brand, which offers assurance of quality, value, caring service, and exceptional customer satisfaction. For more information about Service Corporation International, please visit the website at www.sci-corp.com. For more information about Dignity Memorial®, please visit www.dignitymemorial.com.